EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement of Altin:Fund, Limited Partnership on Form S-1 of our report dated December 27, 2010 on our audit of the statement of financial condition of Altin:Fund, Limited Partnership as of December 31, 2009. We also consent to the reference to our firm under the caption "Experts" in the registration statement.

/s/ EisnerAmper LLP

New York, New York
December 27, 2010